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Exchange Traded Notes

Filed pursuant to Rule 433
Registration Statement 333-162195
Dated September 29, 2009



Deutsche Bank is committed to giving investors cost-effective and convenient access to sophisticated investment products.

PowerShares DB Gold Exchange Traded Notes

The PowerShares DB Gold ETNs provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold. All of the PowerShares DB Gold ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index - Optimum Yield Gold™

The PowerShares DB Gold ETNs are unsecured obligations of Deutsche Bank AG, London Branch.

The PowerShares DB Gold ETNs are - -

PowerShares DB Gold Double Short ETN	(Symbol: DZZ)
PowerShares DB Gold Double Long ETN	(Symbol: DGP)
PowerShares DB Gold Short ETN	(Symbol: DGZ)

Fact Sheet
Prospectus

PowerShares DB Agriculture Exchange Traded Notes

The PowerShares DB Agriculture ETNs provide investors with a cost-effective and convenient way to take a long, short, or leveraged view on the performance of the agriculture sector. All of the PowerShares DB Agriculture ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index - Optimum Yield Agriculture™.

The PowerShares DB Agriculture ETNs are unsecured obligations of Deutsche Bank AG, London Branch.

The PowerShares DB Agriculture ETNs are - -

PowerShares DB Agriculture Double Short ETN	(Symbol: AGA)
PowerShares DB Agriculture Double Long ETN	(Symbol: DAG)
PowerShares DB Agriculture Short ETN	(Symbol: ADZ)
PowerShares DB Agriculture Long ETN	(Symbol: AGF)

Fact Sheet
Prospectus

PowerShares DB Commodity Exchange Traded Notes

The PowerShares DB Commodity ETNs provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index. All of the PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index™. The Long PowerShares DB Commodity ETN is based on the Optimum Yield™ version of the Index. The Short and Double Short PowerShares DB Commodity ETNs are based on the standard version of the Index.

The PowerShares DB Commodity ETNs are unsecured obligations of Deutsche Bank AG, London Branch.

The PowerShares DB Commodity ETNs are - -

PowerShares DB Commodity Double Short ETN	(Symbol: DEE)
PowerShares DB Commodity Double Long ETN	(Symbol: DYY)
PowerShares DB Commodity Short ETN	(Symbol: DDP)
PowerShares DB Commodity Long ETN	(Symbol: DPU)

Fact Sheet
Prospectus

PowerShares DB Base Metals Exchange Traded Notes

All of the PowerShares DB Base Metals ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index – Optimum Yield Industrial Metals™, which is composed of aluminum, copper and zinc futures contracts.

The PowerShares DB Base Metals ETNs are unsecured obligations of Deutsche Bank AG, London Branch.

Contact Information

Any questions please call
1-877-369-4617

Press Releases and News

September 1, 2009 - Deutsche Bank To Redeem Powershares DB Crude Oil Double Long Exchange Traded Notes [more]

August 18, 2009 - Deutsche Bank Suspends Issuance Of Powershares DB Crude Oil Double Long Exchange Traded Notes [more]

April 29, 2008 - DB Plans To Offer Leveraged, Inverse Commodities ETNs [more]

April 15, 2008 - Deutsche Bank to issue leveraged, short agriculture ETNs [more]

The PowerShares DB Base Metals ETNs are --	
PowerShares DB Base Metals Double Short ETN	(Symbol: BOM)
PowerShares DB Base Metals Double Long ETN	(Symbol: BDD)
PowerShares DB Base Metals Short ETN	(Symbol: BOS)
PowerShares DB Base Metals Long ETN	(Symbol: BDG)

Fact Sheet
Prospectus

PowerShares DB Crude Oil Exchange Traded Notes

All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index – Optimum Yield Oil™, which is composed of certain crude oil futures contracts. The Long PowerShares DB Crude Oil ETN is based on the Optimum Yield™ version of the Index, and the Short and Double Short PowerShares DB Crude Oil ETNs are based on the Standard version of the index.

The PowerShares DB Crude Oil ETNs are unsecured obligations of Deutsche Bank AG, London Branch.

The PowerShares DB Crude Oil ETNs are - -	
PowerShares DB Crude Oil Long ETN	(Symbol: OLO)
PowerShares DB Crude Oil Short ETN	(Symbol: SZO)
PowerShares DB Crude Oil Double Short ETN	(Symbol: DTO)

Fact Sheet
Prospectus

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. *Investing in the PowerShares DB ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities.* There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares® is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

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